                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________________________________________________

                                  ROMTECH, INC.
             (Exact name of registrant as specified in its charter)
________________________________________________________________________________

         Pennsylvania                                  23-2694937
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)
________________________________________________________________________________


                      2000 Cabot Boulevard West, Suite 110
                          Langhorne, Pennsylvania 19047
                    (Address of Principal Executive Offices)
________________________________________________________________________________

                   AMENDED AND RESTATED 1995 STOCK OPTION PLAN
                            (Full title of the plan)
________________________________________________________________________________

            Joseph A. Falsetti, Chairman and Chief Executive Officer
                                  RomTech, Inc.
                      2000 Cabot Boulevard West, Suite 110
                          Langhorne, Pennsylvania 19047
                                 (215) 750-6606
 (Name, address and telephone number, including area code, of agent for service)
________________________________________________________________________________


                         Calculation of Registration Fee
________________________________________________________________________________

                                                                          Proposed
                                               Proposed                   maximum
Title of securities     Amount to be       maximum offering          aggregate offering        Amount of
to be registered         registered        price per share (1)            price (1)         registration fee
---------------------------------------------------------------------------------------------------------------
Common Stock, without     1,950,000             $2.344                   $4,570,800            $1,348.39
    par value

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant's of the Common Stock on the NASDAQ SmallCap Market on December 16, 1997.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

                  The following documents are incorporated by reference in this registration statement:

                  (a) The Company's annual report on Form 10-KSB for the fiscal year ended June 30, 1997, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "1934 Act");

                  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the Company's fiscal year ended June 30, 1997; and

                  (c) The description of the Company's Common Stock contained in
Item 1 of the Company's registration statement on Form 10-SB filed under the 1934 Act (File No. 0-27102) on October 30, 1995.

                  In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.


Item 4.  Description of Securities.

                  Not applicable.


Item 5.  Interests of Named Experts and Counsel.

                  Not applicable.


Item 6.  Indemnification of Directors and Officers.

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

         Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to
Article 23 of the Company's Bylaws, which provides in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.


Item 7.  Exemption From Registration Claimed.

                  None.


Item 8.  Exhibits.

                  4.1  Amended and Restated 1995 Stock Option Plan.

                  5    Opinion of McCausland, Keen & Buckman.

                  23.1 Consent of McCausland, Keen & Buckman (included in
                       Exhibit 5).

                  23.2 Consent of KPMG Peat Marwick LLP (included in Part II of the Registration Statement).

                  24 Power of Attorney (see signature page in Part II of the Registration Statement).
                  ___________________

Item 9.  Undertakings.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langhorne, Commonwealth of Pennsylvania, on the 18th day of December, 1997.

                           ROM TECH, INC.


                           By:/s/   Joseph A. Falsetti
                              ---------------------------------------------
                                    Joseph A. Falsetti,
                                    Chairman and Chief Executive Officer

                           By:/s/   Gerald W. Klein
                              ---------------------------------------------
                                    Gerald W. Klein,
                                    Vice President, Chief Financial Officer
                                    (Principal Financial Officer)

                           By:/s/   Thomas W. Murphy
                              ---------------------------------------------
                                    Thomas W. Murphy,
                                    Controller (Chief Accounting Officer)

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Joseph A. Falsetti and Gerald W. Klein, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:   /s/ Joseph A. Falsetti                                   Date: December 18, 1997
    ----------------------------------------------------
       Joseph A. Falsetti,
       Chairman and Chief Executive Officer
       (Principal Executive Officer) and Director


By:   /s/ Gerald W. Klein                                      Date: December 18, 1997
    ----------------------------------------------------
       Gerald W. Klein,
       Vice President, Chief Financial Officer
       (Principal Financial Officer) and Director


By:   /s/ John P. Kirwin, III                                  Date: December 18, 1997
    ----------------------------------------------------
       John P. Kirwin, III, Director


By:   /s/ Thomas D. Parente                                   Date:  December 18, 1997
    ----------------------------------------------------
       Thomas D. Parente, Director


By:    /s/ Lambert C. Thom                                     Date: December 18, 1997
    ----------------------------------------------------
       Lambert C. Thom, Director
